Exhibit 99.1

             NEWS RELEASE
                          For Immediate Release

DARLING INTERNATIONAL ANNOUNCES
THIRD QUARTER 2009 RESULTS

November 12, 2009 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR) today reported net income of $16.1 million, or $0.19 per share, for the third quarter ended October 3, 2009.  Sales and results of operations for the third quarter as compared to the same period of the prior year are as follows:

For the third quarter of 2009, the company reported net sales of $159.9 million as compared to $236.2 million for the third quarter of 2008.  Lower finished product prices and reduced raw material volume accounted for the majority of the $76.3 million decrease.

Net income for the third quarter of 2009 decreased to $16.1 million, or $0.19 per share, as compared to $23.0 million, or $0.28 per share, for the 2008 comparable period.  The $6.9 million decrease in net income for the third quarter resulted primarily from reduced raw material volume and lower finished product prices, which were partially offset by lower energy costs related to natural gas and diesel fuel.

   Darling International Chairman and Chief Executive Officer, Randall Stuewe, said, "Our third quarter performance reflected solid execution on many fronts.  Operationally, our raw material volumes remained stable since the first quarter of 2009 and we continued to benefit from  lower energy costs in fiscal 2009.”

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     For the nine months ended October 3, 2009, the company reported net sales of $448.2 million, as compared to $659.0 million for the 2008 comparable period.  The $210.8 million decrease in sales is primarily attributable to lower finished product prices and reduced raw material volume.

For the nine months ended October 3, 2009, the company reported net income of $32.6 million, or $0.40 per share, as compared to $68.5 million, or $0.83 per share, for the 2008 comparable period.  The $35.9 million decrease in net income for the nine months ended October 3, 2009, resulted primarily from lower finished product prices and reduced raw material volume, which were partially offset by lower energy costs related to natural gas and diesel fuel.

Darling International will host a conference call to discuss the Company’s third quarter 2009 financial results at 10:00 am Eastern Time (9:00 am Central Time) on Friday, November 13, 2009.  To listen to the conference call, participants calling from within North America should dial 800-860-2442; international participants should dial 412-858-4600.  Please refer to access code 435548.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company website at http://www.darlingii.com/investors.aspx.  Beginning one hour after its completion, a replay of the call can be accessed through November 20, 2009, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America.  The access code for the replay is 435548.  The conference call will also be archived on the Company’s website.

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Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For additional information, visit the Company’s web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin, " " look forward, "  "expect," "believe," "intend," "anticipate," "should", "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the continued disturbances in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended October 3, 2009 and September 27, 2008
(Dollars in thousands, except per share data amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
			$ Change			$ Change
	Oct. 3	Sept. 27	Favorable	Oct. 3	Sept. 27	Favorable
	2009	2008	(Unfavorable)	2009	2008	(Unfavorable)
Net sales	$159,936	$236,227	$(76,291)	$448,234	$659,041	$(210,807)
Costs and expenses:
Cost of sales and operating expenses	$113,273	$177,745	64,472	$330,169	$485,339	$155,170
Selling, general and administrative expenses	15,240	15,371	131	45,443	44,052	(1,391)
Depreciation and amortization	6,027	5,799	(228)	18,187	17,436	(751)
Total costs and expenses	134,540	198,915	64,375	393,799	546,827	153,028
Operating income	25,396	37,312	(11,916)	54,435	112,214	(57,779)

Other income/(expense):
Interest expense	(714)	(714)	-	(2,156)	(2,334)	178
Other, net	137	97	40	(318)	397	(715)
Total other income/(expense)	(577)	(617)	40	(2,474)	(1,937)	(537)

Income from operations before income taxes	24,819	36,695	(11,876)	51,961	110,277	(58,316)
Income taxes (expense)/benefit	(8,746)	(13,701)	4,955	(19,379)	(41,743)	22,364
Net income	$16,073	$22,994	$(6,921)	$32,582	$68,534	$(35,952)

Basic income per share:	$0.20	$0.28	$(0.08)	$0.40	$0.84	$(0.44)
Diluted income per share:	$0.19	$0.28	$(0.09)	$0.40	$0.83	$(0.43)

FOR MORE INFORMATION CONTACT:
John O. Muse, Executive Vice President of	251 O’Connor Ridge Blvd., Suite 300
Finance and Administration, or	Irving, Texas 75038
Brad Phillips, Treasurer	Phone: 972-717-0300